EXHIBIT INDEX


(14)     Consent of Independent Registered Public Accounting Firm.

(17)(c)  Prospectus, dated Oct. 28, 2005, for RiverSource Diversified Bond Fund.

(17)(d) Statement of Additional Information, dated Nov. 29, 2005, for RiverSource Diversified Bond Fund and RiverSource Selective Fund.

(17)(e) Annual Report for the period ended Aug. 31, 2005 for RiverSource Diversified Bond Fund.

(17)(g) Annual Report for the period ended May 31, 2005 for RiverSource Selective Fund.